STRATEGIC REALTY TRUST

400 S. El Camino Real
Suite 1100
San Mateo, CA 94402
650-343-9300

SHAREHOLDER NEWSLETTER

Q1 2014 Company Update

May 15, 2014

Now that we have stabilized the Company and resumed paying a distribution, we have been working with the Board of Directors on formulating a strategy for growth of the distribution and the Company and for a liquidity event in a couple of years or less.

We are moving forward to close a new line of credit with KeyBank that could reduce our borrowing costs on the line by up to 2.25% which would equate to almost a 40% decrease in interest costs on the line. We would also have greater flexibility under the new terms.

We are considering forming a joint venture with an institutional partner that would allow SRT to pull some equity out of the existing portfolio and to redeploy that equity into new acquisitions and to possibly reopen the death and disability redemption program.

Combined these transactions could significantly increase our distribution payout. We hope to see these transactions close in the next few months but of course there is always the risk that they will not.

We are also encouraged by the leasing results in the first quarter. We went to 87% leased and would have been 88% if not for a couple of tenant failures such as Fresh and Easy.

Also of significance in the first quarter Glenborough became the largest shareholder in SRT with the buyout of TNP's interests.

Thank you for your patience and your support while we continue to put SRT on the right course.

Important Dates

Prior 10Q Filing May 12th
Next 10Q Filing August 14th

Prior Shareholder Newsletter May 15th
Next Shareholder Newsletter August 14th

Prior Shareholder Call April 16

Prior Dividend declaration March 24th
Next Dividend Payment April 30th

Next distribution date July 30th
* if declared by board

Please see SRTREIT.com for future updates.

Leasing News

At quarter end the portfolio was 85% occupied (current tenants) and 87% leased (future tenants with signed leases of approximately 18,519 sq. ft.).

The portfolio consists of 16 shopping centers. Eleven properties have a combined occupancy of 93% and five properties have a combined occupancy of 74%. The bulk of the Company's vacancies are located at Constitution Trail Centre in Normal, IL; Osceola Village in Kissimmee, FL; Woodland West Marketplace in Arlington, TX; San Jacinto Esplanade in San Jacinto, CA and Topaz Marketplace in Hesperia, CA.

In the first quarter we have completed fourteen lease renewals at ten of the properties for a total of 38,085 square feet. Four new leases totaling 11,088 square feet at three centers were executed. These include Constitution Trail, Pinehurst Square East, and Woodland West. In our leasing pipeline, there are seven pending new leases, totaling 14,556 sq. ft., in addition to seven pending move-ins. We did realize a loss of four tenants during the quarter for a total of 22,456 sq. ft., with Fresh and Easy being the largest loss due to their bankruptcy filing.

Our leasing teams are focused and we are hopeful we can now generate some momentum in our leasing, assuming no major tenant defaults.


Schnucks

400 S. El Camino Real
Suite 1100
San Mateo, CA 94402
650-343-9300

SRTREIT.com Website Improvements and Investor Portal

We Are Excited About our New Look...

The Company's new website and newly designed logo went live on April 15th. The new site provides shareholders with up to date information about company announcements, including declaration of distributions and scheduled conference calls. It provides links to the Company's SEC filings and financial information. We are working on Phase II of the site which will focus on expanding the property portfolio section. We plan to provide you with detailed data about each of the properties and update the information quarterly.

You are now able to access your account information through the site in the Investors tab. The Transfer Agent page contains a link to a web portal page set up by the Company's transfer agent, Phoenix American. To access your account, you will need the User ID and User Password letters that were mailed to all shareholders at the end of February. Once you access your account information, you will be able to review your account, printout account statements, 1099's, download forms and update your contact information. If you did not receive or have misplaced the two letters sent by Phoenix American with access instructions, please contact them at 855-306-1776.

We are on the Web
SRTREIT.com

Property Highlights Constitution Trail Center Normal, IL.



During the 1st quarter of 2014 occupancy increased from 66% to 71% or 8,500 square feet. New tenants include a 4,500 sf health club (Anytime Fitness - named the #1 Franchise of 2014 by Entrepreneur Franchise 500), a 2,400 sf dental office (Boyle Dental) and a 1,600 sf full service hair salon (Shear Logic).

There is an additional 5,200 sf (Emma's Eatery and Royal Publishing) that is scheduled to commence during the 3rd or 4th quarter, which will increase leased occupancy to 73%. Negotiations are underway to lease an additional 1,350 sf to Illinois State University.

About Strategic Realty Trust

Strategic Realty Trust, Inc. formerly known as TNP Strategic Retail Trust, Inc. is a non-traded real estate investment trust which owns a portfolio of 16 shopping centers containing 1.6 million square feet that are anchored by grocers such as Publix, Kroger and Wal-Mart.



The Company is advised by SRT Advisors, LLC, an affiliate of Glenborough LLC ("Glenborough"). Glenborough also acts as the Company's property manager. Glenborough is a privately held full-service real estate investment and management company focused on the acquisition, management, and leasing of high-quality commercial properties. Over its 30-year history Glenborough and its predecessors have owned and managed office, retail, industrial and multifamily property in over 35 markets. For more information, you may visit Glenborough's website at www.glenborough.com.

STRATEGIC REALTY TRUST

400 S. El Camino Real
Suite 1100
San Mateo, CA 94402
650-343-9300

SHAREHOLDER NEWSLETTER

Forward Looking Statements

This newsletter contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are identified by the use of the words "hope" "believe," "expect," "anticipate," "estimate," "will," "contemplate," "would" and similar expressions that contemplate future events. Such forward-looking statements are based on management's reasonable current assumptions and expectations. Numerous important factors, risks and uncertainties, including, but not limited to, those contained in our documents and reports filed with the Securities and Exchange Commission (the "SEC"), affect our operating results and could cause our actual results, levels of activity, performance or achievement to differ materially from the results expressed or implied by these or any other forward-looking statements made by us or on our behalf. There can be no assurance that future results will meet expectations. In particular, there is no assurance that (i) we will be able to enter into a new line of credit with KeyBank or (ii) we will enter into a joint venture with an institutional partner. You should carefully review the cautionary statements described in the documents and reports we file from time to time with the SEC, specifically our Annual Reports on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. Readers are cautioned not to place undue reliance on any forward-looking statements contained in this letter, which reflect management's opinions only as of the date hereof. Except as required by law, we undertake no obligation to revise or publicly release the results of any revision to any forward-looking statements.